Exhibit 99.1

MedQuist Announces Appointment of Gregory Sebasky to its Board of Directors

MT. LAUREL, N.J., March 31, 2005 /PRNewswire-FirstCall via COMTEX/ — MedQuist Inc. (Pink Sheets: MEDQ) is pleased to announce the appointment of Gregory Sebasky to its board of directors, effective April 1, 2005.  With a diversified management background in the healthcare industry, Mr. Sebasky will add his extensive business experience to the MedQuist board.

Mr. Sebasky served as the President of MedQuist from February 2004 until earlier this month.  For the past few weeks, Mr. Sebasky has been transitioning responsibilities and transferring critical knowledge to MedQuist’s new President, Frank Lavelle. Mr. Sebasky is returning to Philips Medical Systems, where he will serve as the Senior Vice President & CEO of Global Customer Services.  Prior to joining MedQuist, Mr. Sebasky served as Senior Vice President of Operations for Philips Medical Systems’ Cardiac & Monitoring Systems business.  He has held many senior positions in finance and general management at  Hewlett-Packard’s Medical Products Group.  Later, Mr. Sebasky was Vice President and General Manager of the New Ventures unit within Agilent Technologies’ Healthcare Solutions Group, which was sold to Philips in August 2001.

About MedQuist:

MedQuist, a member of the Philips Group of Companies, is a leading provider of electronic medical transcription, health information and document management products and services. MedQuist provides document workflow management, digital dictation, speech recognition, mobile dictation devices, Web-based transcription, electronic signature, medical coding products and outsourcing services.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding MedQuist’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward- looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the fiscal year ending December 31, 2002.

SOURCE: MedQuist Inc.

CONTACT:                               Leeann Essai, Director, Marketing Communications

1-800-233-3030, lessai@medquist.com

Web site: http://www.medquist.com